EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
Or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS
AND CLOSING ON TWO WATER ACQUISITIONS

York, Pennsylvania, November 7, 2012:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2012.

President Hines reported that third quarter operating revenues of $11,025,000 increased $574,000 and net income of $2,760,000 increased $396,000 compared to the third quarter of 2011.  Earnings per share of $0.22 for the three-month period increased $0.03 compared to the same period last year.

President Hines also reported that the first nine months operating revenues of $31,046,000 increased $498,000, and net income of $6,905,000 decreased $56,000 compared to the first nine months of 2011.  Higher revenues were due to an increase in the Distribution System Improvement Charge (DSIC) and growth in the customer base.  Expense reductions, including a lower provision for doubtful accounts, reduced power costs and lower life insurance expenses, were offset by higher income taxes and increased expenses for depreciation, distribution system maintenance,   wages and benefits.  The DSIC is a surcharge allowed by the Pennsylvania Public Utility Commission for the replacement of aging infrastructure. Earnings per share of $0.54 for the nine-month period decreased $0.01 compared to the same period last year.

During the first nine months of 2012, the Company invested $8.8 million in capital projects for upgrades to its water treatment and enterprise software systems, as well as various scheduled replacements of aging infrastructure. In addition, the Company invested $463,000 in the acquisitions of water and wastewater systems during the first nine months of 2012.  The Company estimates it will invest an additional $2.8 million in 2012 for acquisitions, expansion and improvements to its systems and infrastructure to continue providing excellent customer service, ensuring a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

Period Ended September 30
In 000's (except per share)
	Quarter		Nine Months
	2012	2011	2012	2011
Operating Revenues	$ 11,025	$ 10,451	$ 31,046	$ 30,548
Net Income	$ 2,760	$ 2,364	$ 6,905	$ 6,961
Average Number of Common Shares Outstanding	12,861	12,748	12,832	12,722
Basic Earnings Per Common Share	$ 0.22	$ 0.19	$ 0.54	$ 0.55
Dividends Paid Per Common Share	$ 0.1336	$ 0.1310	$ 0.4008	$ 0.3930

On August 16, 2012, the Company completed the acquisition and began operating the water system of York Starview, LP in York County, Pennsylvania.  The acquisition resulted in the addition of approximately 240 new water customers with purchase price and acquisition costs to date of approximately $133,000.

On October 12, 2012, the Company completed the acquisition of the water system of Section A Water Corporation in Adams County, Pennsylvania.  The Company began operating the existing system as a satellite location on October 15, 2012.  The acquisition resulted in the addition of approximately 100 new water customers at a purchase price of approximately $135,000.  One additional water acquisition is expected to close during the first quarter of 2013.

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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